UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*


                             chinadotcom corporation
                             -----------------------
                                (Name of Issuer)


               Class A Common Shares, par value $0.00025 per share
               ---------------------------------------------------
                         (Title of Class of Securities)


                                   G2108N 10 9
                                   -----------
                                 (CUSIP Number)


                               September 11, 2003
                               -------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|      Rule 13d-1(b)

        |X|      Rule 13d-1(c)

        |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


================================================================================

CUSIP No. G2108N 10 9                                          Page 2 of 8 Pages
                                                                    -    -

================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                AOL Time Warner Inc.
                13-4099534

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     a|_|
                                                                b|_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

================================================================================
================================================================================

                        5         SOLE VOTING POWER             0
        NUMBER OF
        SHARES
        BENEFICIALLY    --------- ----------------------------------------------
        OWNED BY        --------- ----------------------------------------------
        EACH
        REPORTING       6         SHARED VOTING POWER           0
        PERSON
        WITH            --------- ----------------------------------------------
                        --------- ----------------------------------------------

                        7         SOLE DISPOSITIVE POWER        0

                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                        8         SHARED DISPOSITIVE POWER      0

================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON     0

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*           |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   0.0%

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                           HC

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


================================================================================

CUSIP No. G2108N 10 9                                          Page 3 of 8 Pages
                                                                    -    -

================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                America Online, Inc.
                54-1322110

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     a|_|
                                                                b|_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION          Delaware

================================================================================
================================================================================

                                5         SOLE VOTING POWER             0
          NUMBER OF
          SHARES
          BENEFICIALLY          --------- --------------------------------------
          OWNED BY              --------- --------------------------------------
          EACH
          REPORTING             6         SHARED VOTING POWER           0
          PERSON
          WITH                  --------- --------------------------------------
                                --------- --------------------------------------

                                7         SOLE DISPOSITIVE POWER        0

                                --------- --------------------------------------
                                --------- --------------------------------------

                                8         SHARED DISPOSITIVE POWER      0

================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON     0

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*           |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)           0.0%

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                   CO

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2108N 10 9                                          Page 4 of 8 Pages
                                                                    -    -


Item 1(a)       Name of Issuer

                        chinadotcom corporation
                ----------------------------------------------------------------

Item 1(b)       Address of Issuer's Principal Executive Offices:

                        34/F, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong
                ----------------------------------------------------------------

Item 2(a)       Name of Person Filing:

                        AOL Time Warner Inc.
                ----------------------------------------------------------------

Item 2(b)       Address of Principal Business Office or, if None, Residence:

                        75 Rockefeller Plaza, New York, NY 10019
                ----------------------------------------------------------------

Item 2(c)       Citizenship:

                        Delaware
                ----------------------------------------------------------------

Item 2(d)       Title of Class of Securities:

                        Class A Common Shares, par value $0.00025 per share
                ----------------------------------------------------------------

Item 2(e)       CUSIP Number:

                        G2108N 10 9
                ----------------------------------------------------------------

Item 3. If This Statement is filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)       |_|  Broker or dealer registered under Section 15 of the
                     Exchange Act.

      (b)       |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)       |_|  Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

      (d)       |_|  Investment company registered under Section 8 of the
                     Investment Company Act.

      (e)       |_|  An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);

      (f)       |_|  An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);

      (g)       |_|  A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);

      (h)       |_|  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

      (i)       |_|  A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment Company Act;

      (j)       |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

 If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. G2108N 10 9                                          Page 5 of 8 Pages
                                                                    -    -


Item 4.        Ownership.

               Provide the following  information regarding the aggregate number
               and   percentage  of  the  class  of  securities  of  the  Issuer identified in Item 1.

    (a)        Amount beneficially owned:

                        0
               -----------------------------------------------------------------

    (b)        Percent of Class:

                        0.0%
               -----------------------------------------------------------------

    (c)        Number of shares as to which such person has:


    (i)        Sole power to vote or to direct the vote                       0
                                                          ----------------------

    (ii)       Shared power to vote or to direct the vote                     0
                                                           ---------------------

    (iii)      Sole power to dispose or to direct the disposition of          0
                                                                     -----------

    (iv)       Shared power to dispose or to direct the disposition of        0
                                                                       ---------


Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        America Online, Inc. - CO

Item 8.        Identification and Classification of Members of the Group.

                        Not Applicable

Item 9.        Notice of Dissolution of Group.

                        Not Applicable

CUSIP No. G2108N 10 9                                          Page 6 of 8 Pages
                                                                    -    -


Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

CUSIP No. G2108N 10 9                                          Page 7 of 8 Pages
                                                                    -    -



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    September 23, 2003

                                                AOL Time Warner Inc.


                                                /s/  Wayne H. Pace
                                                --------------------------------
                                                        (Signature)

                                                Wayne H. Pace
                                                Executive Vice President and
                                                Chief Financial Officer
                                                --------------------------------
                                                        (Name/Title)



                                                America Online, Inc.

                                                /s/ Stephen M. Swad
                                                --------------------------------
                                                        (Signature)

                                                Stephen M. Swad
                                                Executive Vice President and
                                                Chief Financial Officer
                                                --------------------------------
                                                        (Name/Title)

CUSIP No. G2108N 10 9                                          Page 8 of 8 Pages
                                                                    -    -




                                                                   EXHIBIT NO. 1

                             JOINT FILING AGREEMENT


     AOL Time Warner Inc., a Delaware corporation, and America Online, Inc., a Delaware corporation, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of Class A Common Shares, par value $0.00025 per share, of chinadotcom corporation is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated:  September 23, 2003

                                        AOL TIME WARNER INC.


                                        By:     /s/ Wayne H. Pace
                                                --------------------------------
                                        Name:   Wayne H. Pace
                                        Title:  Executive Vice President and
                                                Chief Financial Officer



                                        AMERICA ONLINE, INC.



                                        By:     /s/ Stephen M. Swad
                                                --------------------------------
                                        Name:   Stephen M. Swad
                                        Title:  Executive Vice President and
                                                Chief Financial Officer